Exhibit 99.1

For Immediate Release
For Further Information, contact:	William M. Griffith, Jr. President & CEO
United Financial, Inc.
336-226-1223

United Financial Reports 2nd Quarter Results

Graham, N.C.—United Financial, Inc. (OTC Bulletin Board: UTDF), the holding company of Alamance Bank, today reported earnings for the quarter and six months ended June 30, 2005.

For the three months ended June 30, 2005, the Company reported net income (unaudited) of $255,000, an increase of $122,000 from net income of $133,000 for the quarter ended June 30, 2004. Basic and diluted earnings per share were $.16 and $.15, respectively, for the three months ended June 30, 2005 compared with $.08 per share (both diluted and basic) for the same period in 2004. The primary factor behind the growth in quarterly earnings is the lower provision for loan losses, which declined from $144,000 in 2004 to $45,000 in 2005. In addition, net interest income before the loan provision increased $82,000, or 8%, due to higher net interest margins as well as growth in earning assets. Non-interest income increased approximately $6,000, while non-interest expense increased by $65,000, or 6%.

Net income (unaudited) for the six months ended June 30, 2005 was $455,000, an increase of $173,000 from $282,000 earned during the first six months of 2004. Basic and diluted earnings per share were $.28 and $.27, respectively, for the six months ended June 30, 2005 compared with $.17 per share (both diluted and basic) in 2004. Earnings during the first six months of 2004 included gains from the sale of investments of $28,000, compared with $40,000 during 2005. Excluding gains from the sale of investments, earnings have increased from $254,000 to $415,000, an increase of $161,000 or 63%. The primary factors behind the growth in earnings are higher net interest income before the provision for loan loss, which increased $194,000, as well as a reduced provision for loan losses, which declined $79,000, or 47%. Consistent with the quarterly results, the improvement in net interest income is attributable primarily to improved net interest margins, with increased levels of earning assets adding support. While non-interest income excluding investment gains declined approximately $13,000, total non-interest expense increased $100,000, or 5%.

The Company reported assets of $150 million at June 30, 2005 compared with $144 million at June 30, 2004, an increase of $6 million or 4%. Net loans, excluding loans held for sale, were $98 million at June 30, 2005, compared with $94 million at June 30, 2004, an increase of $4 million, or 4%. Investments were $37 million at June 30, 2005, compared to $36 million at June 30, 2004. Deposits have increased from $106 million at June 30, 2004 to $112 million at June 30, 2005, an increase of $6 million or 6%. The Company reported shareholders’ equity of $10.9 million at June 30, 2005, compared with $9.8 million at June 30, 2004. The Company’s book value increased from $5.99 per share at June 30, 2004 to $6.67 per share at June 30, 2005.

The Company’s provision for loan losses was $45,000 and $90,000 for the three and six months ended June 30, 2005, respectively. This compares with $144,000 and $169,000 for the corresponding periods in 2004. At June 30, 2005, the Company’s allowance for loan loss was 1.70% of gross loans (excluding loans held for sale), compared with 1.63% at June 30, 2004. The Company had net recoveries of $4,000 and $60,000 for the three and six months ended June 30, 2005, respectively. This compares with net charge offs of $54,000 and $82,000 for the corresponding periods in 2004. During the first quarter of 2005, the Company recovered $80,000 of a $125,000 loan which was charged off during the third quarter of 2004. Restructured loans, net of loan guarantees, were approximately $443,000 at June 30, 2005, compared with $466,000 at June 30, 2004. Nonaccruing loans totaled $3.1 million at both June 30, 2005 and 2004. Approximately $2 million of the nonaccrual loan balance is comprised of one relationship. The Company had real estate owned of $96,000 at June 30, 2005 compared with $77,000 at June 30, 2004.

In May, it was announced that the company had entered into a definitive agreement to be acquired by FNB Corp., of Asheboro, N.C. FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company and Dover Mortgage Company. FNB Corp.’s total assets exceed $900 million. The transaction is subject to certain conditions, including the approval of United shareholders and applicable regulatory authorities.

United Financial, Inc. is the holding company for Alamance Bank, a full service community bank with offices in Graham, Burlington, and Hillsborough, North Carolina. Alamance Bank is subject to the regulations and supervision of the North Carolina Commissioner of Banks and the Federal Deposit Insurance Corporation. Alamance Bank is a state non-member bank, with the FDIC acting as the Bank’s primary federal regulator. In Hillsborough, we are known as Hillsborough Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located in Graham at 1128 South Main Street. In Burlington, we are at 3158 South Church Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

FNB Corp. has filed a registration statement with the Securities and Exchange Commission relating to the merger. The registration statement includes a proxy statement/prospectus, which will serve as the proxy statement of United Financial, Inc. relating to the solicitation of proxies for use at the meeting of United Financial’s shareholders to approve the merger and the prospectus of FNB Corp. relating to the offer and distribution of FNB Corp. common stock in the merger. Investors are urged to read the proxy statement/prospectus and any other relevant documents filed with the Securities and Exchange Commission because they contain important information. Investors are able to obtain these documents free of charge at the Commission’s web site (www.sec.gov). In addition, documents filed with the Commission by FNB Corp. are available free of charge from the Treasurer and Secretary, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203.

The directors and executive officers of United Financial may be soliciting proxies in favor of the merger from the shareholders of United Financial. Information about these directors and executive officers is contained in the most recent annual report on Form 10-KSB filed by United Financial, Inc., copies of which may be obtained from the Secretary, United Financial, Inc., 1128 South Main Street, Graham, North Carolina 27253. Additional information regarding the interests of these persons may be obtained by reading the proxy statement/prospectus regarding the proposed transaction.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223